MEMORANDUM

                                    FT 3638
                              File No. 333-181602

      The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on June 19, 2012 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                                 THE PROSPECTUS

Cover Page   The date of the Trust has been added.

Page 3       The following information for the Trust appears:

             The Aggregate Value of Securities initially deposited has been added.

             The initial number of units of the Trust

             Sales charge

             The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

             The Mandatory Termination Date has been added.

Page  5      The  Report  of  Independent Registered Public Accounting Firm has
             been completed.

Page 6       The Statement of Net Assets has been completed.

Pages 7-8    The Schedule of Investments has been completed.

Back Cover   The date of the Prospectus has been included.


         THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

             The   Trust  Agreement  has  been  conformed  to  reflect  the
             execution thereof.

                                           CHAPMAN AND CUTLER LLP


June 19, 2012